Exhibit 99(a)

FOR:	ACTION PRODUCTS INTERNATIONAL, INC.

CONTACTS:	Investor Relations 407-481-8007 Ext 723 stockholder@apii.com

Action Products Reports Sales Gain For Six Months

Independent Toy Store Sales Increased 109%

ORLANDO, Florida (July 14, 2004) – Action Products International Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for children in preschool through primary grades, announced today that the company expects to report sales of approximately $3,700,000 for the six months ending June 30, 2004 vs. $3,650,000 for the same period in 2003 for a gain of 1.4%. Second quarter sales were $1,930,000 against $2,270,000 in 2003. In the second quarter the company experienced a decrease of orders from the toy industry’s retail chains, which have reduced the number of stores.

The Company’s key specialty retail channels have achieved significant sales growth during the first half compared to last year. Specifically; Independent toy store sales rose 109%; Museum/zoo/aquarium/attractions sales increased 37%; Airport gift shop sales rose 77%, and sales to Canadian neighborhood toy stores shot up over 800%. Additionally in the first half of 2004, the Company has opened new sales channels including major book seller Borders, up-scale department store retailer Nordstrom, the Saks Department Store Group, Discovery Channel Stores, and a number of major specialty catalog retailers.

“Sales of our new Curiosity Kits brand, over the last six weeks of the quarter, helped to make up the decrease in sales to T-R-U and (the now defunct) Zany Brainy” said Ronald Kaplan, CEO. “Our focus is still on making our brands available and more visible in our distribution channels, and budgeting for profitability.”

In limited distribution Action Products has now sold over 700,000 Jay Jay The Jet Plane Wooden Adventure System products, attesting to the public acceptance of the Company’s quality toy products. In addition, the company has sold over 700,000 I Dig products since it was acquired and then re-introduced in 2001.

Management remains cautiously optimistic about a sales gain for the balance of the year due to the new markets and new accounts that have been opened in 2004. The independent toy stores are showing sales acceptance of our products along with several other niche retail channels mentioned above. The balance sheet remains strong and long-term debt is continuing to decline. The company expects to report second quarter earnings results on August 5th followed by a telephone conference.

ABOUT ACTION PRODUCTS INTERNATIONAL

Action Products International, Inc. is a leading designer and manufacturer of educational and positive branded toys emphasizing fun, quality brands including Jay Jay The Jet Plane Wooden Adventure System™, I Dig Dinosaurs® and I Dig Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Climb@Tron™ window-climbing animals and robots, Play and Store™ themed playsets, Kidz Workshop™ wooden projects, and Drop Zone Extreme™ parachute toys. Its products are marketed and sold to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets in the United States and worldwide.

For more information on Action Products toys, email marketing@apii.com

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.